AT THE COMPANY:
Bradley B. Buechler      David B. Mueller         Randy C. Martin
President and            Executive VP and         Vice President-Finance and
Chief Executive Officer  Chief Operating Officer  Chief Financial Officer
(314) 721-4242           (314) 721-4242           (314) 721-4242


FOR IMMEDIATE RELEASE
FRIDAY, MARCH 5, 1999


               SPARTECH CORPORATION ANNOUNCES PRIVATE PLACEMENT OF

                        CONVERTIBLE PREFERRED SECURITIES


   St. Louis, Missouri, March 5, 1999 -- Spartech Corporation (NYSE:SEH) announced today that it completed a $50 million private placement of convertible preferred securities through a subsidiary trust. The preferred securities were issued in conjunction with the trust's purchase of 6.5% convertible subordinated debentures from Spartech. These debentures will mature on March 31, 2014, if the related preferred securities have not been converted to Spartech common stock or redeemed.

   Spartech's President and Chief Executive Officer, Bradley B. Buechler, stated, "The proceeds from the private placement will be used to pay down the Company's borrowings under our Bank Credit Facility, thereby providing flexibility for strategic expansions and other efforts which support the Company's future growth. Distributions on the preferred securities (payments at a fixed annual coupon rate of 6.5%) are cumulative and will be paid quarterly. The preferred securities are convertible at any time into common stock of Spartech at the rate of 1.6367 shares of common stock for each $50 of the preferred securities (equivalent to a conversion price of $30.55 per share of common stock)."

   Spartech is a leading producer of engineered thermoplastic materials, polymeric compounds and molded & profile products, which has 38 facilities located throughout North America and one in Europe. The Company has made ten acquisitions since 1993 and recently released record fiscal 1999 first quarter results of $167.8 million in Sales and $9.2 million in Net Earnings, or $.32 per diluted share.

Safe Harbor For Forward-Looking Statements

     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 31, 1998, which is on file with the Securities and Exchange Commission.

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